As filed with the Securities and Exchange Commission on January 2, 2003

Registration No. 333-48611

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT
Under
The Securities Exchange Act of 1933

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		87-0565309 (IRS Employer Identification No.)

75 West Center Street
Provo, UT 84601
(Address of Principal Executive Offices and Zip Code)

Second Amended and Restated Nu Skin Enterprises, Inc.
1996 Stock Incentive Plan
(Full title of the plan)

Steven J. Lund
President and Chief Executive Officer
NU SKIN ENTERPRISES, INC.
75 West Center Street
Provo, Utah 84601
(801) 345-6000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Nolan S. Taylor , Esq. Dorsey & Whitney LLP 170 South Main Street, Suite 900 Salt Lake City, Utah 84101 (801) 933-7360		M. Truman Hunt Executive Vice President, Secretary and General Counsel Nu Skin Enterprises, Inc. 75 West Center Street Provo, UT 84601 (801) 345-6000

DELETION OF REOFFER PROSPECTUS

        On March 25, 1998, Nu Skin Enterprises, Inc. (formerly known as Nu Skin Asia Pacific, Inc.) (the “Company”) filed a Registration Statement on Form S-8, Registration No. 333-48611 (the “Registration Statement”), for the sale of 3,825,000 shares of the Company’s Class A common stock (the “Class A Common Stock”) pursuant to the Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (formerly known prior to amendment as the Amended and Restated Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan) (the “1996 Plan”). The Registration Statement included a reoffer prospectus (the “Reoffer Prospectus”) to be used for reoffers or resales of shares of Class A Common Stock acquired by “affiliates” (as such term is defined in Rule 405 under the Securities Act of 1933) pursuant to the 1996 Plan. This Post-Effective Amendment No. 1 to the Registration Statement has been filed to delete the Reoffer Prospectus. Apart from the deletion of the Reoffer Prospectus, the Registration Statement remains effective.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference

        The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, the quarter ended June 30, 2002 and the quarter ended September 30, 2002; and

(c)	Item 5 of our current report on Form 8-K filed on July 17, 2002.

(d)	The description of the Company's Class A common stock contained in its registration statement on Form 8-A dated November 6, 1996.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Experts. The financial statements of the Company incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 have been incorporated by reference in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

Item 4.     Description of Securities

        Not applicable.

Item 5.     Interest of Named Experts and Counsel

        Not applicable

Item 6.     Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Indemnification provided by or granted pursuant to Section 145 of the DGCL is not exclusive of other indemnification that may be granted by a corporation’s bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Article 10 of the Company’s Amended and Restated Certificate of Incorporation, as amended, and Article 5 of its Amended and Restated Bylaws provide for indemnification consistent with the requirements of Section 145 of the DGCL.

        Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of directors and officers. Article 5 of the Company’s Amended and Restated Bylaws permits it to purchase such insurance on behalf of its directors and officers.

        Article 7 of the Company’s Amended and Restated Certificate of Incorporation, as amended, provides for, to the fullest extent permitted by the DGCL, elimination or limitation of liability of directors to the Company or its stockholders for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law; (iii) for improper payment of dividends or redemptions of shares; or (iv) for any transaction from which the director derives an improper personal benefit.

        The Company has entered into indemnity agreements with each of its directors and executive officers (each an “Indemnitee”). The indemnity agreements provide that the Company agrees to hold harmless and indemnify the Indemnitee under agreement to the fullest extent authorized or permitted by the provisions of the DGCL, as the same may be amended from time to time, and subject only to certain exclusions described below, (a) against any and all expenses

(including attorneys’ fees), witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (including an action by or in the right of the Company) to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and (b) otherwise to the fullest extent as may be provided to Indemnitee by the Company under the non-exclusivity provisions of Article 5 of its Amended and Restated Bylaws and the DGCL. The agreement provides that no indemnity will be provided in certain circumstances, including, among other things: (i) any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any federal, state or local statutory law; (ii) on account of Indemnitee’s conduct that is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; (iii) on account of any action, claim or proceeding initiated by Indemnitee unless such action, claim or proceeding was authorized in the specific case by action of the Board of Directors or seeks to recover amounts owing under the indemnity agreement; (iv) an action, suit or proceeding brought by the Company and approved by a majority of the Board of Directors that alleges willful misappropriation of corporate assets by Indemnitee, disclosure of confidential information in violation of Indemnitee’s fiduciary or contractual obligations to the Company, or any other willful and deliberate breach in bad faith of Indemnitee’s duty to the Company or its stockholders; and (iv) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

Item 7.     Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.39 to the Company's Form 10-K for the year ended December 31, 1999, filed with the Commission on March 24, 2000)
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding legality of the securities covered by this Registration Statement*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included as part of Exhibit 5.1)*
24.1	Power of Attorney*

*	Previously filed as an exhibit to or as part of the Registration Statement on Form S-8 to which this is Post-Effective Amendment No. 1.

Item 9.     Undertakings

         (a)    The undersigned Registrant hereby undertakes:

                 (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                     (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on December 31, 2002.

NU SKIN ENTERPRISES, INC. (Registrant) By: /s/ Steven J. Lund Steven J. Lund Its: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed below on the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Blake M. Roney Blake M. Roney	Chairman of the Board of Directors	December 31, 2002

/s/ Steven J. Lund Steven J. Lund	President and Chief Executive Officer and Director (Principal Executive Officer)	December 31, 2002

Signature	Title	Date
/s/ Ritch Wood Ritch Wood	Chief Financial Officer (Principal Financial and Accounting Officer)	December 31, 2002

/s/ Sandra N. Tillotson Sandra N. Tillotson	Senior Vice President, Director	December 31, 2002

/s/ Brooke B. Roney Brooke B. Roney	Senior Vice President, Director	December 31, 2002

/s/ Max L. Pinegar Max L. Pinegar	Senior Vice President, Director	December 31, 2002

/s/ Daniel W. Campbell Daniel W. Campbell	Director	December 31, 2002

/s/ E.J. "Jake" Garn E.J. “"Jake” Garn	Director	December 31, 2002

/s/ Paula Hawkins Paula Hawkins	Director	December 9, 2002

/s/ Andrew D. Lipman* Andrew D. Lipman	Director	December 10, 2002

/s/ Takashi Bamba* Takashi Bamba	Director	December 31, 2002

By /s/ Steven J. Lund Steven J. Lund Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.39 to the Company's Form 10-K for the year ended December 31, 1999, filed with the Commission on March 24, 2000)
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding legality of the securities covered by this Registration Statement*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included as part of Exhibit 5.1)*
24.1	Power of Attorney*

*	Previously filed as an exhibit to or as part of the Registration Statement on Form S-8 to which this is Post-Effective Amendment No. 1.